PROSPECTUS Dated May 18, 2000                       Pricing Supplement No. 38 to
PROSPECTUS SUPPLEMENT                       Registration Statement No. 333-34392
Dated May 19, 2000                                      Dated September 28, 2000
                                                                  Rule 424(b)(3)

                        Morgan Stanley Dean Witter & Co.
                       GLOBAL MEDIUM-TERM NOTES, SERIES D
                 Euro Floating Rate Senior Bearer Notes Due 2005

                             -----------------------

     We may not redeem these Global Medium-Term Notes, Series D (Euro Floating Rate Senior Bearer Notes Due 2005) prior to the Maturity Date other than under the circumstances described under "Description of Notes--Tax Redemption" in the accompanying prospectus supplement.

     We will issue the notes only in bearer form, which form is further described under "Description of Notes--Forms of Notes" in the accompanying prospectus supplement. You may not exchange notes in bearer form at any time for notes in registered form.

     We have applied to the London Stock Exchange Limited for the notes to be admitted on the Official List.

     We describe the basic features of this type of note in the section called "Description of Notes--Floating Rate Notes" in the accompanying prospectus supplement, subject to and as modified by the provisions described below.

Principal Amount:              $115,000,000

Maturity Date:                 October 4, 2005

Settlement and Original
    Issue Date:                October 4, 2000

Interest Accrual Date:         October 4, 2000

Issue Price:                   99.62%

Specified Currency:            U.S. Dollars

Redemption Percentage
    at Maturity:               100%

Base Rate:                     LIBOR

Spread (Plus or Minus):        Plus 0.25% per annum

Spread Multiplier:             N/A

Index Currency:                U.S. Dollars

Index Maturity:                3 months

Maximum Interest Rate:         N/A

Minimum Interest Rate:         N/A

Initial Interest Rate:         To be determined two London
                               banking days prior to the Original
                               Issue Date

Initial Redemption Date:       N/A

Initial Redemption
    Percentage:                N/A

Annual Redemption
    Percentage Reduction:      N/A

Optional Repayment
    Date(s):                   N/A

Interest Payment Dates:        Each January 4, April 4, July 4,
                               and October 4, commencing
                               January 4, 2001; provided that if
                               any such day (except the maturity
                               date) is not a business day, that
                               interest payment date will be the
                               next succeeding day that is a
                               business day, unless that
                               succeeding business day would fall
                               in the next calendar month, in which
                               case such interest payment date will
                               be the immediately preceding
                               business day

Interest Payment Period:       Quarterly

Interest Reset Dates:          Each Interest Payment Date

Interest Reset Periods:        Quarterly

Business Day:                  New York and London

Calculation Agent:             The Chase Manhattan Bank

Agent:                         Morgan Stanley & Co. International
                                     Limited

Denominations:                 $10,000

Common Code:                   11869416

ISIN:                          XS0118694164

Other Provisions:              N/A

         Terms not defined above have the meanings given to those terms in the accompanying prospectus supplement.

                           MORGAN STANLEY DEAN WITTER